     Please note this letter is a preliminary prospectus supplement and the accompanying prospectus is a preliminary prospectus. The information in this preliminary prospectus supplement and the accompanying preliminary prospectus is not complete and may be changed. We have sent you this preliminary prospectus supplement and the accompanying preliminary prospectus for information purposes only.

     We may not sell or accept offers for these securities until the registration statement, which includes the accompanying preliminary prospectus, filed with the Securities and Exchange Commission, is effective. After the registration statement is effective, we will send you a final prospectus, which will not include the red "subject to completion" legend on the front, and if you care to make an offer at that time, we will be in a position to accept your offer. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED AUGUST 11, 2000
PRELIMINARY PROSPECTUS SUPPLEMENT TO PRELIMINARY PROSPECTUS DATED JULY 28, 2000

                                 eSYLVAN, INC.
                                34 Market Place
                           Baltimore, Maryland  21202

Southeast Learning Systems, Inc.
1636 Old Fayetteville Rd.
Sylacauga, AL 35151

Dear Southeast Learning Systems, Inc.:

     We are pleased to enclose a prospectus pertaining to the offering of our Class A common stock to certain holders of franchise license agreements with Sylvan Learning Systems, Inc. and holders of Sylvan area development agreements. We are a development stage company which seeks to deliver high quality supplemental education to families and children through a variety of applications on the Internet. We plan to pursue this goal by establishing a web site, developing or acquiring appropriate technology for the delivery of educational services over the Internet and then enrolling students. Our goal is to make our web site a leading provider of online educational services. Our principal executive offices are located at 34 Market Place, Baltimore, Maryland 21202, and our telephone number is (410) 843-2622. Our Internet web site will be eSylvan.com. The information on our web site, once it is publicly available, will not be incorporated by reference into this prospectus.

     This letter, or prospectus supplement, and the accompanying prospectus constitute our solicitation of an offer from you to invest in the number of shares of our Class A common stock in exchange for undertaking certain contractual obligations more fully described in the accompanying prospectus. If you make an offer to invest in the number of shares of our Class A stock set forth in the table below and we accept your offer, we will pay you the amount of cash set forth in the table below. This solicitation of an offer relates to the Sylvan franchise license agreement or area development agreement territory, set forth in the table below:

                              Franchise License Agreement
                              Number or Area Development        Number of
Name                          Agreement Territory               Shares Offered    Cash Offered
-----------------------------------------------------------------------------------------------
Southeast Learning
Systems, Inc.                 03012                             3,321              1,162
-----------------------------------------------------------------------------------------------

     If you are party to more than one franchise license agreement with Sylvan or if you are party to an area development agreement that relates to more than one Sylvan territory, you will receive a separate solicitation with respect to each of your franchise license agreements or area development agreement territories. You must make an offer or decide not to make an offer with respect to each of these separate solicitations.

     If you received this prospectus supplement without an accompanying prospectus or if you would like another copy of the prospectus, please contact the eSylvan, Inc. voicemail box at 800-627-4276 (ext. 2632) or 410-843-2632, leave your name, address and franchise license agreement number or area development agreement territory and we will forward a prospectus to you. If you have received a prospectus supplement and prospectus and have questions about the offering, you may also call the above listed number provide the above requested information and your telephone number and state that you have already received a prospectus and prospectus supplement and our authorized representative will respond to your questions.

     Please note this document is in two parts. The first is this letter, or prospectus supplement, which describes our specific solicitation from you of an offer to invest in our Class A stock. The second part, the accompanying prospectus, contains a full discussion of the terms and conditions of any investment in our Class A stock. We encourage you to read the prospectus in its entirety. If the description of our offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. No one may use this prospectus supplement to consummate sales of shares of our Class A stock unless it is accompanied by a prospectus. The delivery of this prospectus supplement and accompanying prospectus is not an offer of any other securities covered by the prospectus but not described in this prospectus supplement.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                 Very truly,


                                                 Peter Cohen
                                                 Director

           The date of this Prospectus Supplement is          , 2000.